FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

| Filed in the Office of | Business Number E12521432021-9 |
|---|---|
| Francisco V. Aguilar (signature) | Filing Number 20243858421 |
| Secretary of State State Of Nevada | Filed On 02/27/2024 15:56:18 PM |
| | Number of Pages 5 |

# Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

- ☑ Certificate of Designation
- ☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
- ☐ Certificate of Amendment to Designation - After Issuance of Class or Series
- ☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

| | |
|---|---|
| **1. Entity information:** | Name of entity: **1606 Corp.**<br>Entity or Nevada Business Identification Number (NVID): **NV20212023250** |
| **2. Effective date and time:** | For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time:<br>(must not be later than 90 days after the certificate is filed) |
| **3. Class or series of stock:** (Certificate of Designation only) | The class or series of stock being designated within this filing:<br>**Series B Super Voting Preferred Stock** |
| **4. Information for amendment of class or series of stock:** | The original class or series of stock being amended within this filing: |
| **5. Amendment of class or series of stock:** | ☐ Certificate of Amendment to Designation- Before Issuance of Class or Series<br>As of the date of this certificate no shares of the class or series of stock have been issued. |
| | ☐ Certificate of Amendment to Designation- After Issuance of Class or Series<br>The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation. |
| **6.Resolution:** (Certificate of Designation and Amendment to Designation only) | By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* |
| **7. Withdrawal:** | Designation being Withdrawn: Date of Designation:<br>No shares of the class or series of stock being withdrawn are outstanding.<br>The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: * |
| **8. Signature:** (Required) | X Gregory Lambrecht<br>Signature of Officer<br>Date: 02/27/2024 |

*This form must be accompanied by appropriate fees.*

| Filed in the Office of | Business Number E12521432021-9 |
| --- | --- |
| | Filing Number 20243858421 |
| Secretary of State State Of Nevada | Filed On 02/27/2024 15:56:18 PM |
| | Number of Pages 5 |

**CERTIFICATE OF DESIGNATI**
**PREFERENCES AND RIGHTS**
**SERIES B SUPER VOTING PREFERRED STOCK,**
**$0.0001 PAR VALUE PER SHARE**

(PURSUANT TO NRS 78.1955)

The undersigned, Gregory Lambrecht does hereby certify that:

1. He is an Officer and Director, respectively, of 1606 Corp., a Nevada corporation (the "Corporation").

2. The Corporation is authorized to issue 100,000,000 shares of preferred stock, 60,000,000 of which have been previously designated.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the "Board of Directors"):

WHEREAS, the Articles of Incorporation of the Corporation provide for a class of its authorized stock known as preferred stock, consisting of 100,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of, up to one hundred (100) shares of the preferred stock, which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

## SERIES B SUPER VOTING PREFERRED STOCK

### 1. DESIGNATION AND AMOUNT; DIVIDENDS

A. Designation. The designation of said series of preferred stock shall be Series B Super Voting Preferred Stock, $0.0001 par value per share (the "Series B Super Voting Preferred Stock").

B. Number of Shares. The number of shares of Series B Super Voting Preferred Stock authorized is one hundred (100) shares. Each share of Series B Super Voting Preferred Stock shall have a stated value equal to $0.0001 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Series B Stated Value").

C. Dividends. Initially, there will be no dividends due or payable on the Series B Super Voting Preferred Stock. Any future terms with respect to dividends shall be determined by the Board consistent with the Corporation's Articles of Incorporation. Any and all such future terms concerning dividends shall be reflected in an amendment to this Certificate, which the Board shall promptly file or cause to be filed.

## 2. LIQUIDATION AND REDEMPTION RIGHTS

Upon the occurrence of a Liquidation Event (as defined below), the holders of Series B Super Voting Preferred Stock are entitled to receive net assets on a pro-rata basis. Each holder of Series B Super Voting Preferred Stock is entitled to receive ratably any dividends declared by the Board, if any, out of funds legally available for the payment of dividends. As used herein, "Liquidation Event" means (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation, (ii) the purchase or redemption by the Corporation of shares of any class of stock or the merger or consolidation of the Corporation with or into any other corporation or corporations, or (iii) the sale, license or lease of all or substantially all, or any material part of, the Corporation's assets.

## 3. CONVERSION

The Series B Super Voting Preferred Stock are not convertible into any other securities of the Corporation.

## 4. RANK

All shares of the Series B Super Voting Preferred Stock shall rank pari passu to the Corporation's (A) Common Stock, par value $0.0001 per share (the "Common Stock"), and any other class or series of capital stock of the Corporation hereafter created.

## 5. VOTING RIGHTS

A. If at least one (1) share of Series B Super Voting Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series B Super Voting Preferred Stock at any given time, regardless of their number, shall have voting rights equal to ten (10) times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of votes of all other series of Preferred Stocks which are issued and outstanding at the time of voting.

B. Each individual share of Series B Super Voting Preferred Stock shall have the voting rights equal to:

[ten times the sum of: {all shares of Common Stock issued and outstanding at the time of voting + the total number of votes of all other series of Preferred Stocks which are issued and outstanding at the time of voting}]

Divided by:

[the number of shares of Series B Super Voting Preferred Stock issued and outstanding at the time of voting]

With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series B Super Voting Preferred Stock shall vote

together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Articles of Incorporation or Bylaws.

## 6. PROTECTION PROVISIONS

So long as any shares of Series B Super Voting Preferred Stock are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the holders of Series B Super Voting Preferred Stock, alter or change the rights, preferences or privileges of the Series B Super Voting Preferred so as to affect adversely the holders of Series B Super Voting Preferred Stock.

## 7. MISCELLANEOUS

A. Status of Redeemed Stock. In case any shares of Series B Super Voting Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Preferred Stock.

B. Lost or Stolen Certificates. Upon receipt by the Corporation of (1) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificates.

C. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series B Super Voting Preferred Stock granted hereunder may be waived as to all shares of Series B Super Voting Preferred Stock (and the holders thereof) upon the unanimous written consent of the holders of the Series B Super Voting Preferred Stock.

D. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner its set forth in this Section.

If to the Corporation:

1606 Corp.
2425 E. Camelback Rd Suite 150
Phoenix, AZ 85016

If to the holders of the Series B Super Voting Preferred Stock, to the address listed in the Corporation's books and records.

RESOLVED, FURTHER, that the officers of the Corporation be and hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Nevada law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 26th day of **February** 2024.

Name: Gregory Lambrecht
Title: Chief Executive Officer